 Exhibit 10(xlvi)

AFFILIATE SERVICES AGREEMENT

This Agreement, by and between Piedmont Community Bank Holdings, Inc. a corporation incorporated under the laws of the State of Delaware (“Piedmont”), Crescent Financial Bancshares, Inc., a corporation incorporated under the laws of the State of Delaware (“Crescent Financial”), Crescent State Bank, a bank organized under the laws of the State of North Carolina (“CSB”), and VantageSouth Bank, a bank organized under the laws of the State of North Carolina (“VantageSouth”), is made and executed to be effective as of January 1, 2012.

WITNESSETH:

WHEREAS, Piedmont owns approximately 88% of the outstanding common stock of Crescent Financial;

WHEREAS, CSB is a wholly-owned subsidiary of Crescent Financial;

WHEREAS, VantageSouth is a wholly-owned subsidiary of Piedmont;

WHEREAS, CSB, VantageSouth (together, the “Banks”), Crescent Financial and Piedmont (each an “Affiliate” and, collectively, the “Affiliates”) are affiliates of one another and subject to the applicable affiliate transaction laws, rules and regulations, including Sections 23A and 23B of the Federal Reserve Act (12 USC §371c, et seq. and 12 USC §1468(a), et seq.);

WHEREAS, rather than attempt to duplicate areas of expertise pertaining to, for example, management, strategic planning, accounting, regulatory compliance, credit underwriting and collection and data processing, it is more advantageous for the Banks to procure and/or provide certain services to/from Piedmont and/or each other; and

WHEREAS, Piedmont, Crescent Financial and the Banks desire, from time to time, to provide various services to each other and each Bank desires to purchase or provide those services in compliance with Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations and policies;

WHEREAS, Piedmont, Crescent Financial and the Banks are aware of the current written guidance provided by their respective bank regulatory authorities with respect to the payment of management fees among the Affiliates and the management of third-party risk and seek to construct this Agreement to ensure compliance with such guidance;

NOW, THEREFORE, in consideration of the mutual promises of the parties set forth in this Agreement, the parties agree as follows:

1. Nature of Services.

As more specifically set forth on Schedule A, a copy of which is attached to and incorporated into this Agreement and may be modified from to time with the mutual consent of all parties, Piedmont, Crescent Financial and either Bank may from time to time propose to provide, for a pre-determined fee, a variety of services to each other, which may include, but are not necessarily limited to the following:

A.	Executive management;

B.	Accounting;

C.	Budgeting;

D.	Regulatory and tax reporting;

E.	General ledger reconciliation and accounts payable;

F.	Preparation of financial reports;

G.	Internal audit;

H.	Regulatory Compliance;

I.	Data processing and IT Services;

J.	Internal security;

K.	Investment portfolio management;

L.	Liquidity and ALCO Services;

M.	Loan servicing and collection;

N.	Credit Administration and loan operations;

O.	Marketing;

P.	Human Resources and payroll processing;

Q.	Branch Management;

R.	Deposit operations; and

S.	Electronic banking, including online banking, bill pay, ATM and Debit Card processing.

The services to be provided by the parties under this Agreement are not covered transactions, as that term is defined under Sections 23A and 23B of the Federal Reserve Act (which generally entail or contemplate loans, extensions of credit, purchases of assets or issuances of guaranties by and between affiliates).

2. Fees.

(a) For the services listed in Section 1 of this Agreement and more specifically set forth in Schedule A, each party agrees to pay monthly fees, as calculated in Schedule A, as modified from time to time, to the party to this Agreement providing service not later than the tenth day of the month following the month in which the service is provided to the receiving party.

(b) The fees on Schedule A shall be adjusted to reflect actual expenses at least annually or more frequently if desired by either party to the arrangement.

2

 To the extent any Affiliate receives a third party invoice for products or services provided pursuant to this Agreement to one or more Affiliates, the Affiliate receiving such invoice shall be entitled under this Agreement to invoice the benefited parties for reimbursement based on the formulas for expenses set forth on Schedule A or on some other rational method that reflects the proportionality of benefits received.

(c) The parties to this Agreement believe that the fees, terms and conditions of this Agreement are at least as favorable to the Banks as those prevailing at this time for comparable services provided by a non-affiliated company. It is the belief of the parties that in the absence of any comparable transactions, the fees, terms and conditions are at least as favorable as those that in good faith would be offered or could be obtained from a non-affiliated company.

(d) The parties to this Agreement further believe that the formulas set forth in Schedule A to calculate the fees: (A) provide an equitable proration of the administrative overhead of the Affiliates, (B) reflect that each Bank has received, and is expected to continue to receive, a direct benefit from the services provided hereunder and (C) reflect that each of the Banks is being compensated for the fair value of the services it has provided under this Agreement.

3. Compliance with Laws.

(a) In providing services to either Bank under this Agreement, Piedmont and Crescent Financial will comply with all applicable laws, regulations, and regulatory guidance. Piedmont and Crescent Financial shall reasonably cooperate with the Banks to provide reports and, during normal business hours and upon reasonable advance notice, access to books and records as are necessary for Banks to evaluate compliance with applicable laws, regulations, and regulatory guidance. Piedmont and Crescent Financial shall coordinate with each Bank to deliver any required consumer and other public disclosures.

(b) The parties to this Agreement shall be responsible for responding to any consumer or other complaints arising from its provision of services under this Agreement. If Piedmont receives any such complaints, it shall forward copies of the same to the appropriate Bank along with copies of any response thereto and shall keep such Bank reasonably informed of the status of any corresponding complaint responses.

4. Monitoring and Oversight.

Piedmont shall conduct or cause to be conducted periodic internal audits of all services performed for the purpose of assessing compliance with applicable laws, regulations, and regulatory guidance. Reports of such audits shall be delivered to the Banks promptly upon completion. If any such audit reports are not timely delivered or are in the view of either Bank insufficient to assess compliance performance, such Bank shall have the right to cause an audit of the same.

3

5. Confidentiality.

Piedmont and Crescent Financial shall appropriately secure and maintain and not disclose or cause to be disclosed any nonpublic data or information obtained from the Banks or the Banks’ customers pursuant to this Agreement except as required by law or this Agreement.

6. Business Continuity.

Piedmont and Crescent Financial shall maintain business continuity plans for purposes of ensuring the uninterrupted provision of the services covered by this Agreement in the event of a disruption to its operations resulting from natural or other causes. Such plans must be reasonable and appropriate in the view of the Banks and subject to periodic audit by the Banks.

7. Use of Premises and Resources.

In performing services pursuant to this Agreement, Piedmont and Crescent Financial shall be permitted to utilize the Banks’ premises and property as reasonably necessary and the Banks shall provide reasonable access to such resources.

8. Indemnity.

Piedmont, Crescent Financial and each of the Banks mutually agree to indemnify, save, defend and hold harmless each other and each of their directors, officers and employees (collectively, for the purpose of this paragraph, “Insiders”), from and against, and shall reimburse each other and their Insiders with respect to, any and all damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind imposed on, incurred by or asserted against Piedmont, Crescent Financial, or their Insiders (or any of them) or any of the Banks or their Insiders (or any of them) in any way relating to or arising from or out of the party’s negligence in the provision of services pursuant to this Agreement.

9. Term.

This Agreement shall remain in effect until termination by any party upon 60 days’ written notice. Any provision of this Agreement, including Schedule A, may be amended from time to time by mutual consent of the applicable parties without otherwise affecting any other terms or conditions of this Agreement.

10. Entire Agreement.

This Agreement contains the entire agreement of the parties, and no amendment shall be valid or binding unless in writing and signed by the parties to be bound by the amendment.

4

11. Severability.

In the event any term or provision of this Agreement shall be declared to be prohibited, invalid or unenforceable by a court of competent jurisdiction or any appropriate federal regulatory agency, such term or provision shall be ineffective only to the extent of such prohibition, invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms or provisions of this Agreement.

12. Notices.

Any notice, demand or offer required by this Agreement to be made in writing between or among the parties hereto shall be sent by registered or certified mail or otherwise hand delivered to the main office of each party to this Agreement, to the attention of the party’s Chief Executive Officer or President.

13. Assignability.

This Agreement may not be assigned in whole or in part by any party except with the prior written consent of the other parties.

14. Authority.

Each party represents that it has full right, power and authority to enter into and carry out the terms of this Agreement.

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by and through their respective officers as authorized, effective the day and year written above.

Piedmont Community Bank Holdings, Inc.

By:	/s/ Scott Custer
Name:	Scott Custer
Title:	Chief Executive Officer

Crescent Financial Bancshares, Inc.

By:	/s/ Lee Roberts
Name:	Lee Roberts
Title:	Chief Operating Officer

Crescent State Bank

By:	/s/ Terry Earley
Name:	Terry Earley
Title:	Chief Financial Officer

VantageSouth Bank

By:	/s/ Steve Jones
Name:	Steve Jones
Title:	President

6

Schedule A

For management and other services indicated in Section 1 of the Agreement rendered to Piedmont by individuals employed by CSB, Piedmont shall pay to CSB a monthly fee calculated as follows:

Employee	% of Monthly Compensation & Bonus*
Director of Strategy & Corporate Development	75%
Associate, Strategy & Corporate Development	50%
Controller	50%
Office Manager	25%
Chief Executive Officer	25%
Chief Financial Officer	25%
Chief Operating Officer	25%
Executive Assistant	25%
Chief Information Officer	10%
Principal Accounting Officer	10%

*	Based upon the estimated portion of CSB employee time per month dedicated to matters directly pertaining to Piedmont.

For occupancy and equipment expenses associate with the 3600 Glenwood Avenue office location, Piedmont shall pay to CSB an annual fee in the amount of $90,816.

For management and other services indicated in Section 1 of the Agreement rendered to CSB by individuals employed by VantageSouth, CSB shall pay to VantageSouth a monthly fee calculated as follows:

Employee	% of Monthly Compensation & Bonus*
President Retail Banking President	80% 80%
*	Based upon the estimated portion of VantageSouth employee time per month dedicated to matters directly pertaining to CSB.

A-1

For management and other services indicated in Section 1 of the Agreement rendered to VantageSouth by individuals employed by CSB, VantageSouth shall pay to CSB a monthly fee calculated as follows:

Employee	% of Monthly Compensation & Bonus*
Chief Credit Officer Executive Assistant	20% 20%
*	Based upon the estimated portion of CSB employee time per month dedicated to matters directly pertaining to VantageSouth.

For occupancy and equipment expenses associate with the 3600 Glenwood Avenue office location, VantageSouth shall pay to CSB a monthly fee in the amount of $810.17.

A-2